Aearo Discloses Revenues


INDIANAPOLIS, October 8, 2003 - Aearo Corporation, one of the world's leading designers, manufacturers and marketers of a broad range of personal protective products, today announced record sales for the fiscal year ended September 30, 2003 of $316.6 million, up 10.4%, from $286.9 million in the fiscal year ended September 30, 2002. The increase in sales of $29.7 million was driven by organic growth of $5.1 million and favorable impacts of a weaker US dollar and acquisitions. The organic growth was primarily driven by a 6.0% increase in the Safety Products segment which registered its fifth consecutive quarter of organic growth. The Safety Products organic growth was partially offset by decreases in the Safety Prescription Eyewear and Specialty Composites segments due to continued reductions in manufacturing employment in North America as well as volume declines in the truck and precision equipment markets.


Headquartered in Indianapolis, Ind., Aearo Company (www.aearo.com) is a leading manufacturer and supplier of personal protective equipment and energy-absorbing products, including head and hearing protection devices, prescription and non-prescription eyewear, and eye/face protection devices for use in a wide variety of industrial and household applications.